--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) December 31, 2002


                          Allied Waste Industries, Inc.
               (Exact name of registrant as specified in charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)


                 0-19285                                   88-0228636

        (Commission File Number)               (IRS Employer Identification No.)


15880 N. Greenway-Hayden Loop, Suite 100
           Scottsdale, Arizona                               85260
(Address of principal executive offices)                    (Zip Code)


        Registrant's telephone number, including area code (480) 627-2700

                                 Not Applicable
          (Former name or former address, if changed since last report)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 9.       Regulation FD Disclosure.

On February 13, 2003 Allied Waste Industries, Inc. issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2002, and provided its outlook for 2003. The press release along with unaudited supplemental data is provided herein.

Contact:  Michael Burnett
          Vice President, Investor Relations
          480-627-2785


                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------



        ALLIED WASTE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2002 RESULTS

                              PROVIDES 2003 OUTLOOK

Scottsdale, AZ - February 13, 2003 - Allied Waste Industries, Inc. (NYSE: AW) today reported financial results for the fourth quarter and year ended December 31, 2002, and also announced its outlook for the full year 2003. Allied Waste highlighted the following information from its reported financial results:

o Free cash flow for the fourth quarter was $151.8 million and $476.6 million for the year, exceeding the full year goal reported in our Form 8-K filing on February 13, 2002 by over $125 million;

o Debt was reduced by $97.1 million in the fourth quarter to $8.882 billion, better than the year-end total debt goal of $8.950 billion. Additionally, balance sheet cash increased by $79.3 million to $180.3 million, resulting in a debt balance, net of cash, of $8.702 billion;

o EBITDA was $444.0 million for the fourth quarter and $1.753 billion for the year, in-line with the full year goal of $1.750 billion, inclusive of the impact of divestiture activities; and

o Revenues for the fourth quarter were $1.371 billion and $5.517 billion for the year, in-line with the full year goal of $5.5 billion.

For the fourth quarter ended December 31, 2002, EBITDA (earnings before interest, taxes, depreciation and amortization) was $444.0 million including a $9.3 million pre-tax gain on the divestiture of assets and reflecting the exclusion of approximately $3.5 million of EBITDA associated with the divested assets, compared to adjusted EBITDA of $449.2 million in the fourth quarter of 2001. Revenues were $1.371 billion for the fourth quarter 2002, compared to $1.385 billion for the fourth quarter 2001.

Net income before extraordinary item in the fourth quarter of 2002 was $0.19 per share, including the net after-tax charge of ($0.04) per share related to the loss on the divestiture of assets. The impact of the interest rate swap contracts that the Company de-designated at the end of 2001 in accordance with FASB Statement 133 for the quarter was negligible. In the fourth quarter of 2001, net loss before extraordinary item was ($0.03) per share. The results for 2001 include the after-tax effects of goodwill amortization and acquisition related costs, without which the Company's fourth quarter 2001 earnings would have been $0.29 per share.

During the fourth quarter 2002, free cash flow was $151.8 million and debt was reduced by $97.1 million to $8.882 billion at December 31, 2002. Free cash flow is defined as EBITDA plus other non-cash items, less cash interest, cash taxes, closure, post-closure and environmental expenditures, capital expenditures (other than for acquisitions) and changes in working capital (excluding expenditures against non-recurring acquisition accruals). In addition, balance sheet cash increased $79.3 million during the fourth quarter to $180.3 million, resulting in a year-end debt balance, net of cash, of $8.702 billion.

For the year ended December 31, 2002, EBITDA was $1.753 billion including a $9.3 million gain on the divestiture of assets and reflecting the exclusion of approximately $3.5 million of EBITDA associated with the divested assets, compared to adjusted EBITDA of $1.931 billion for the year ended December 31, 2001. Revenues were $5.517 billion for 2002, compared to $5.565 billion for 2001. Free cash flow for the year ended December 31, 2002 was $476.6 million and debt was reduced by $377.5 million compared to adjusted free cash flow of $479.9 million and debt reduction of $389.5 million during 2001.

Outlook for Full Year 2003
--------------------------

The following is based on the assumption that economic conditions in 2003 will be similar to those in 2002, and reflects the adoption of Statement of Financial Accounting Standard No. 143 (SFAS 143) "Accounting for Asset Retirement Obligations":


                                                    Initial      Impact of
(in millions)                                      Outlook      SFAS 143 (1)    Outlook
                                                  -----------   -------------  ---------

Revenue                                          $ 5,500         $    -         $5,500

EBITDA                                           $ 1,749         $   26         $1,775

  Non-cash items (2)                                  91            (26)            65
  Cash interest                                     (735)             -           (735)
  Cash taxes                                         (80)             -            (80)
  Closure, post-closure and environmental           (115)            20            (95)
  Capital expenditures                              (500)           (20)          (520)
  Change in working capital (3)                      (30)             -            (30)
                                                  -----------   -------------  ---------
Free cash flow                                   $   380         $    -         $  380
 Decrease in cash and other                           40              -             40
                                                  -----------   -------------  ---------
Cash available for debt repayment                $   420         $    -         $  420
                                                  -----------   -------------  ---------
Estimated debt at end of year                    $ 8,462                        $8,462
                                                  ===========                  =========

(1)    Effective date for SFAS 143 is January 1, 2003.

(2) Includes closure and post-closure accretion and the provision for allowance for doubtful accounts which are non-cash in nature, but are included in EBITDA.

(3) Includes approximately $55 million of expenditures against BFI acquisition related accruals.


Allied Waste's outlook for 2003 also assumes the following:

o An effective interest rate for the full year of approximately 9%. An effective tax rate for the full year of approximately 42%.

o Consistent with the historical quarterly results of the business, the first quarter of 2003 is expected to reflect a normal seasonal downturn, followed by a positive upswing in the second and third quarters, and a downturn again in the fourth quarter.

"We are pleased with our 2002 operating and cash flow results that were achieved in a difficult economic environment," said Tom Van Weelden, Chairman and CEO of Allied Waste. "The fact that we continue to exceed our cash flow and debt reduction goals each year confirms the resiliency of this business and serves as an endorsement for our efficient operating structure and the operational expertise of our employees. I am confident that we will achieve the goals we have set today for the year 2003."

Allied Waste will host a conference call related to the fourth quarter earnings on Thursday, February 13th at 5:00 p.m. EST. The call will be broadcast live over the Internet on the Company's website: www.alliedwaste.com. A playback of the call will be available on the site after the call. Allied Waste has also filed supplemental data on Form 8-K that is accessible on the Company's website or through the SEC EDGAR System.

Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of December 31, 2002, the Company operated 340 collection companies, 175 transfer stations, 169 active landfills and 66 recycling facilities in 39 states.

Safe Harbor for Forward-Looking Statements
------------------------------------------
This press release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward looking statements in this press release include, among others, statements regarding: (a) our "Outlook for Full Year 2003", including but not limited to estimates of revenue, free cash flow, EBITDA and debt repayment, and all assumptions underlying our 2003 Full Year Outlook; (b) our expectations for effective interest rate and effective tax rate in 2003; (c) our expectations related to the variations of quarterly results; and (d) our expectations related to the impact of the adoption of SFAS 143.

These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) continuing weakness in the U.S. economy in 2003 may cause a decline in the demand for the Company's services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and its market development efforts, which may cause significant increases in our waste disposal expenses; (3) a change in interest rates or a reduction in the Company's cash flow could impair our ability to service and reduce its debt obligations; (4) volatility in interest rates may, among other things, affect earnings due to possible mark to market changes on certain interest rate hedges; (5) divestitures by us may not raise funds exceeding financing needed for acquisitions in 2003 or may not occur at all; (6) severe weather conditions could impair our operating results; (7) we may be unable to refinance our indebtedness and/or execute our financing plan; (8) the covenants in our credit facilities and indentures may limit our ability to operate our business; (9) we could be unable to obtain required permits; (10) we may be unable to raise additional capital to meet our operational needs; (11) increases in post-closure costs could result in an increase in our operating costs; (12) we may be unable to obtain financial assurances; (13) the loss of services of a member of senior management; (14) government regulations may increase the cost of doing business; (15) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; and (16) potential increases in commodity and fuel prices may make it more expensive to operate our business.

Other factors which could materially affect such forward-looking statements can be found in the Company's periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management's Discussion and Analysis in Allied's Form 10-K for the year ended December 31, 2001. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


                          ALLIED WASTE INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (amounts in thousands, except per share data)
                                   (unaudited)


                                        For the Three                        For the Three
                                        Months Ended          % of            Months Ended           % of
                                      December 31, 2002     Revenues       December 31, 2001       Revenues
                                      --------------------  ------------   -------------------    ----------
Revenue............................ $      1,370,525         100.0%      $      1,385,157          100.0%
Cost of operations.................          813,528          59.4%               810,749           58.5%
Selling, general and administrative
  expenses.........................          122,312           8.9%               128,494            9.3%
Depreciation and amortization......          123,838           9.0%               119,112            8.6%
Goodwill amortization (A)..........               --            --%                56,969            4.1%
Gain on divestiture of assets (B)..          (9,339)         (0.7)%                    --            0.0%
                                    --------------------  ------------   ---------------------  ------------
  Operating income.................          320,186          23.4%               269,833           19.5%
Interest expense and other (C).....          198,927          14.6%               205,873           14.9%
                                    --------------------  ------------   --------------------  ------------
  Net income before income taxes...          121,259           8.8%                63,960            4.6%
Income tax expense.................           63,889           4.7%                50,508            3.7%
Minority interest..................              144           0.0%                   445            0.0%
                                    --------------------  ------------   --------------------  ------------
  Net income before extraordinary
   loss ...........................           57,226           4.1%                13,007            0.9%
Extraordinary loss, net of income
  tax benefit (D)................              3,558           0.3%                 7,520            0.5%
                                    --------------------  ------------   --------------------  ------------
  Net income.......................           53,668           3.8%                 5,487            0.4%
Preferred dividends................           20,103           1.5%                18,848            1.4%
                                   --------------------  ------------   --------------------- -------------
  Net income (loss) to common
    shareholders................... $         33,565           2.3%      $        (13,361)         (1.0)%
                                    ====================  ============   ====================  ============
Weighted average common and
  common equivalent shares.........          193,337                              189,852
                                    ====================                 ====================
Income (loss) per common share
  before extraordinary loss........ $           0.19                     $          (0.03)
                                    ====================                 ====================
Income (loss) per common share      $           0.17                     $          (0.07)
                                    ====================                 ====================

------------------------------------------------------------------------------------------------------------
EBITDA............................. $        444,024          32.4%      $        445,914           32.2%
Adjusted EBITDA....................              N/A            N/A      $        449,150(E)        32.4%
------------------------------------------------------------------------------------------------------------

(A) In accordance with SFAS 142, "Goodwill and Other Intangible Assets", amortization of goodwill ceased on January 1, 2002.

(B) During fourth quarter 2002, we divested of certain non-integrated collection operations, which resulted in a gain of $9.3 million ($8.2 million loss, after income tax expense, or $0.04 per share). The divested assets include goodwill that is non-deductible for income tax purposes.

(C) The 2002 interest expense and other includes a $1.5 million gain ($0.9 million net of tax, or $0.00 per share) comprised of a net mark to market gain and amortization of accumulated other comprehensive income related to the de-designation on December 31, 2001 of certain interest rate swap contracts. See detail on page 8.

(D) The extraordinary losses in 2002 and 2001, respectively, reflect the write-off of deferred debt issuance costs in connection with the refinancing from the issuance of $375 million of senior notes in November 2002 and $750 million in November 2001.

(E) Adjusted EBITDA in 2001 removes the impact of acquisition related and unusual costs of $3.2 million ($0.8 million in cost of operations and $2.4 million in selling, general and administrative expenses).



                          ALLIED WASTE INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (amounts in thousands, except per share data)
                                   (unaudited)


                                        For the Twelve                         For the Twelve
                                         Months Ended            % of          Months Ended             % of
                                       December 31, 2002       Revenues       December 31, 2001       Revenues
                                      --------------------  -----------    ---------------------  ------------
Revenue............................   $     5,517,306         100.0%      $      5,565,260          100.0%
Cost of operations.................         3,289,616          59.6%             3,205,638           57.6%
Selling, general and administrative
  expenses.........................           484,502           8.8%               456,100            8.2%
Depreciation and amortization......           496,489           9.0%               466,323            8.4%
Goodwill amortization (A)..........                --            --%               226,713            4.1%
(Gain) loss on divestiture of
  assets(B).........................           (9,339)        (0.2)%               107,011            1.9%
                                      --------------------  -----------    ---------------------  ------------
  Operating income.................         1,256,038          22.8%             1,103,475           19.8%
Equity in earnings of unconsolidated
  subsidiaries.....................                --            --%               (14,072)          (0.3)%
Interest expense and other (C).....           845,327          15.4%               847,581           15.2%
                                      --------------------  -----------    ---------------------  ------------
  Net income before income taxes...           410,711           7.4%               269,966            4.9%
Income tax expense.................           183,614           3.3%               190,834            3.4%
Minority interest..................             1,891           0.0%                 3,673            0.1%
                                      --------------------  -----------    ---------------------  ------------
  Net income before extraordinary
   loss............................           225,206           4.1%                75,459            1.4%
Extraordinary loss, net of income
  tax benefit (D)..................            10,095           0.2%                16,973            0.3%
                                      --------------------  -----------    ---------------------  ------------
Net income ........................           215,111           3.9%                58,486            1.1%
Preferred dividends................            77,874           1.4%                73,012            1.3%
                                      --------------------  -----------    ---------------------  ------------
  Net income (loss) to common
    shareholders...................   $       137,237           2.5%      $        (14,526)          (0.2)%
                                      ====================  ===========    =====================  ===========
Weighted average  common and
  common equivalent shares.........           193,508                              194,906
                                      ====================                 =====================
Income per common share before
  extraordinary loss...............   $          0.76                     $           0.01
                                      ====================                 =====================
Income (loss) per common share.....   $          0.71                     $          (0.07)
                                      ====================                 =====================

---------------------------------------------------------------------------------------------------------------
EBITDA.............................   $      1,752,527          31.8%      $      1,796,511           32.3%
Adjusted EBITDA....................                N/A            N/A      $      1,931,307 (E)       34.7%
---------------------------------------------------------------------------------------------------------------

(A) In accordance with SFAS 142, "Goodwill and Other Intangible Assets", amortization of goodwill ceased on January 1, 2002.

(B) During fourth quarter 2002, we divested of certain non-integrated collection operations. We recorded a gain of $9.3 million ($8.2 million loss, after income tax expense, or $0.04 per share) in connection with the divestiture. The divested assets include goodwill that is non-deductible for income tax purposes. During 2001, we also divested of certain assets resulting in a non-cash charge of $107.0 million ($65.0 million net of income tax benefit, or $0.33 per share).

(C) The 2002 interest expense and other includes a $33.0 million loss ($19.7 million net of tax, or $0.10 per share) comprised of a net mark to market gain and amortization of accumulated other comprehensive income related to the de-designation on December 31, 2001 of certain interest rate swap contracts. See detail on page 9.

(D) The extraordinary losses reflect the write-off of deferred debt issuance costs and other costs in connection with the early repayment of debt.

(E) Adjusted EBITDA in 2001 removes the impact of acquisition related and unusual costs of $27.8 million ($10.4 million in cost of operations and $17.4 million in selling, general and administrative expenses) and non-cash charge on divestitures of assets of $107.0 million.



                          ALLIED WASTE INDUSTRIES, INC.
                               Summary Data Sheet
                          Statement of operations Data
                   (amounts in thousands, except percentages)
                                   (unaudited)


                                                               For the Three Months Ended December 31,
                                                           -------------------------------------------
                                                                     2002                 2001
                                                           --------------------    ------------------
Revenue --
  Gross revenue................................              $      1,670,651    $       1,678,167
  Less intercompany revenue....................                     (300,126)             (293,010)
                                                              ------------------  ------------------
    Revenue....................................              $      1,370,525    $       1,385,157
                                                              ==================  ==================

Revenue Mix (based on gross revenue) --
  Collection...................................                        61.6%                 62.3%
  Disposal.....................................                        32.1%                 31.4%
  Recycling....................................                         3.6%                  3.3%
  Other........................................                         2.7%                  3.0%
                                                              ------------------  ------------------
    Total......................................                       100.0%                100.0%
                                                              ==================  ==================

Internalization Based on Disposal Volumes......                          68%                   67%
                                                              ==================  ==================

Landfill Volumes in Tons.......................                      18,566                17,855
                                                              ==================  ==================

Year over Year Internal Growth
  (excluding commodity) (a):
Average per unit price change..................                       (1.5)%                 (2.5)%
Volume change..................................                         1.5%                  3.3%
                                                              ------------------  ------------------
    Total......................................                          --%                  0.8%
                                                              ==================  ==================

Average price increases to
  customers(a)(b)..............................                         1.4%                  3.1%
                                                               =================   =================
Year over Year Internal Growth
  (including commodity)(a):                                            (0.8)%                (0.5)%
                                                               =================   =================

Interest Expense and Other--
  Interest expense, gross.............................        $      179,648      $        206,122
  Cash settlement of de-designated interest rate swap
    contracts (previously recorded in interest expense,
    gross).............................................               15,517                    --
                                                              ------------------  -------------------
                                                                     195,165               206,122
  Interest income.....................................                (1,461)               (1,292)
  Interest capitalized for development projects.......                (3,675)               (9,840)
  Accretion of debt and amortization of debt issuance
    costs.............................................                10,350                10,883
                                                              ------------------  ---------------------
  Interest expense and other excluding the
    non-cash effects of de-designated
    interest rate swap contracts.......................              200,379               205,873
                                                              ------------------  ---------------------
  Non-cash gain on de-designated interest rate swap
    contracts (previously recorded in accumulated other
    comprehensive income in shareholders' equity).....               (10,302)                   --
  Amortization of accumulated other comprehensive income
    for de-designated interest rate swap contracts....                 8,850                    --
                                                              ------------------  ---------------------
      Interest expense and other......................        $      198,927      $        205,873
                                                              ==================  =====================

(a) Excludes the impact of acquisitions and divestitures.

(b) We have provided "Average price increases to customers" for use as a reasonably comparable measure to other companies within our industry. We believe "Internal growth" as presented is a more meaningful measure of operating performance.



                          ALLIED WASTE INDUSTRIES, INC.
                               Summary Data Sheet
                          Statement of operations data
                   (amounts in thousands, except percentages)
                                   (unaudited)


                                                                For the Twelve Months Ended December 31,
                                                              ------------------------------------------
                                                                     2002                     2001
                                                              ------------------   ---------------------
Revenue --
  Gross revenue.......................................        $       6,711,581    $       6,736,856
  Less intercompany revenue...........................               (1,194,275)          (1,171,596)
                                                              ------------------   ---------------------

    Revenue...........................................        $      5,517,306     $       5,565,260
                                                              ==================   =====================

Revenue Mix (based on gross revenue) --
  Collection..........................................                    62.2%                 62.4%
  Disposal............................................                    31.6%                 31.3%
  Recycling...........................................                     3.6%                  3.4%
  Other...............................................                     2.6%                  2.9%
                                                              ------------------   ---------------------
    Total.............................................                   100.0%                100.0%
                                                              ==================   =====================

Internalization Based on Disposal Volumes.............                      67%                   67%
                                                              ==================   =====================

Landfill Volumes in Tons..............................                  72,487                70,953
                                                              ==================   =====================

Year over Year Internal Growth (excluding commodity)(a):
Average per unit price change.........................                   (1.7)%                  0.1%
Volume change.........................................                    0.9%                  0.7%
                                                              ------------------   ---------------------
    Total.............................................                   (0.8)%                  0.8%
                                                              ==================   =====================

Average price increases to customers(a)(b)............                    1.8%                   3.2%
                                                              ==================   =====================
Year over Year Internal Growth (including commodity)(a):                 (1.1)%                 (2.0)%
                                                              ==================   =====================

Interest Expense and Other--
  Interest expense, gross.............................        $         734,955    $         856,699
  Cash settlement of de-designated interest rate swap
    contracts (previously recorded in interest expense,
    gross).............................................                  59,604                   --
                                                              ------------------   ---------------------
                                                                        794,559              856,699
  Interest income.....................................                   (4,804)              (6,072)
  Interest capitalized for development projects.......                  (20,622)             (45,704)
  Accretion of debt and amortization of debt issuance
    costs.............................................                   43,210               42,658
                                                              ------------------   ---------------------
  Interest expense and other excluding the
   non-cash effects of de-designated
   interest rate swap contracts........................                 812,343              847,581
                                                              ------------------   ---------------------

  Non-cash gain on de-designated interest rate swap
    contracts (previously recorded in accumulated other
    comprehensive income in shareholders' equity).....                  (2,416)                   --
  Amortization of accumulated other comprehensive income
    for de-designated interest rate swap contracts....                   35,400                   --
                                                              ------------------   ---------------------
      Interest expense and other......................        $         845,327    $         847,581
                                                              ==================   =====================


(a) Excludes the impact of acquisitions and divestitures.

(b) We have provided "Average price increases to customers" for use as a reasonably comparable measure to other companies within our industry. We believe "Internal growth" as presented is a more meaningful measure of operating performance.

                          ALLIED WASTE INDUSTRIES, INC.
                               Summary Data Sheet
                             (amounts in thousands)
                                   (unaudited)

                                                               For the Three           For the Twelve
                                                                Months Ended            Months Ended
                                                             December 31, 2002        December 31, 2002
                                                            ---------------------    --------------------

Acquisitions --
 Estimated annualized revenue acquired..................  $           7,216        $          28,281

Divestitures --
  Estimated annualized revenue divested.................  $         (64,790)       $         (70,060)

Capital Expenditures --
  Fixed asset purchases.................................  $          52,367        $         334,995
  Cell development......................................             56,132                  207,329
                                                          ---------------------    --------------------
             Total......................................  $         108,499        $         542,324
                                                          =====================    ====================




                          ALLIED WASTE INDUSTRIES, INC.
                               Summary Data Sheet
                               BALANCE SHEET DATA
                  (amounts in thousands, except per share data)
                                   (unaudited)

                                                                                   December 31, 2002          December 31, 2001
                                                                                 ---------------------      --------------------

ASSETS
  Current assets --
  Cash and cash equivalents.....................................................  $         180,285         $         158,841
  Accounts receivable, net of allowance of $23,692 and $31,876..................            687,616                   751,416
  Prepaid and other current assets..............................................             99,765                   132,026
  Deferred income taxes, net....................................................            104,421                   156,203
                                                                                  ---------------------    --------------------
    Total current assets........................................................          1,072,087                 1,198,486
  Property and equipment, net...................................................          4,081,372                 4,010,886
  Goodwill, net.................................................................          8,530,463                 8,556,877
  Other assets, net.............................................................            245,000                   580,844
                                                                                  ---------------------     --------------------
    Total assets................................................................    $    13,928,922         $      14,347,093
                                                                                  =====================     ====================


LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities --
  Current portion of long-term debt.............................................    $       163,526         $          22,130
  Accounts payable..............................................................            431,222                   456,063
  Current portion of accrued closure, post-closure and environmental costs......             95,249                   126,885
  Accrued interest..............................................................            182,039                   192,872
  Other accrued liabilities.....................................................            349,536                   402,816
  Unearned revenue..............................................................            228,221                   232,769
                                                                                  ---------------------     --------------------
    Total current liabilities...................................................          1,449,793                 1,433,535
  Long-term debt, less current portion..........................................          8,718,642                 9,237,503
  Deferred income taxes.........................................................            509,910                   418,836
  Accrued closure, post-closure and environmental costs, less current portion...            864,674                   878,006
  Other long-term obligations...................................................            449,901                   624,390
  Commitments and contingencies
  Series A senior convertible preferred stock, 1,000 shares authorized, issued
    and outstanding, liquidation preference of $1,247 and $1,169 per share......          1,246,904                 1,169,044
  Stockholders' equity --
  Common stock..................................................................              1,962                     1,962
  Additional paid-in capital....................................................            989,647                 1,055,353
  Other comprehensive loss......................................................           (131,206)                  (85,120)
  Retained deficit..............................................................           (171,305)                 (386,416)
                                                                                  ---------------------     --------------------

    Total stockholders' equity..................................................            689,098                   585,779
                                                                                  ---------------------     --------------------

    Total liabilities and stockholders' equity..................................    $    13,928,922         $      14,347,093
                                                                                  =====================     ====================

Days sales outstanding..........................................................        45 days                   48 days
                                                                                  =====================     ====================



                          ALLIED WASTE INDUSTRIES, INC.
                          SUMMARY LIQUIDITY DATA SHEET
                                   (unaudited)


Cash provided by operations for the three months ended December 31, 2002 was $255.5 million, (including $19.0 million spent on non-recurring acquisition accruals). Cash from operations of $255.5 million and proceeds from net divestitures of $58.3 million was used to fund $108.5 million of capital expenditures, reduce debt by $97.1 million, increase our cash balance by $79.3 million and fund $28.9 million of other non-operating activities. At December 31, 2002, the current portion of our outstanding debt was $163.5 million, substantially all of which was repaid in January 2003.


                                                         At December 31, 2002
                                                      -------------------------
                                                    (in millions, except ratios)


Revolver Availability:
    Capacity Commitment...................................  $          1,291.3
    Less:  Borrowings.....................................                  --
    Less:  Letters of Credit outstanding...................              724.1
                                                               -----------------
    Total Availability....................................  $            567.2
                                                               =================

Credit Facility Covenants:
    Debt / EBITDA...................................                      5.01x
    Covenant Maximum................................                      5.75x
    EBITDA in excess of covenant requirement........        $            193.2

    EBITDA / Total Interest.........................                      2.20x
    Covenant Minimum................................                      2.00x
    EBITDA in excess of covenant requirement........        $            145.9







                          ALLIED WASTE INDUSTRIES, INC.
                               Summary Data Sheet
                          STATEMENT OF CASH FLOWS DATA
                             (amounts in thousands)
                                   (unaudited)

                                                                                               Three Months Ended
                                                                                                December 31, 2002
                                                                                              ----------------------

Operating activities --
  Net income.................................................................................  $       53,668
  Adjustments to reconcile net income to cash provided by operating activities--
    Provisions for:
    Depreciation and amortization............................................................         123,838
    Doubtful accounts........................................................................           4,723
    Accretion of debt and amortization of debt issuance costs................................          10,350
    Deferred income taxes....................................................................          56,267
    Gain on sale of fixed assets.............................................................            (506)
    Gain on divestiture of assets............................................................          (9,339)
    Non-cash gain on de-designated interest rate swap contracts..............................         (10,302)
    Amortization of accumulated other comprehensive income for de-designated
     interest rate swap contracts............................................................           8,850
    Non-cash extraordinary loss on early extinguishment of debt, net of tax..................           3,558
  Change in operating assets and liabilities, excluding the effects of purchase acquisitions --
    Accounts receivable, prepaid expenses, inventories and other.............................          43,150
    Accounts payable, accrued liabilities, unearned income and other.........................          21,868
    Expenditures against non-recurring acquisition accruals..................................         (18,956)
  Closure and post-closure provision.........................................................          17,564
  Closure and post-closure expenditures......................................................         (40,730)
  Environmental expenditures.................................................................          (8,499)
                                                                                               ------------------
Cash provided by operating activities........................................................         255,504
                                                                                               ------------------
Investing activities --
    Cost of acquisitions, net of cash acquired...............................................         (21,793)
    Proceeds from divestitures, net of cash divested.........................................          80,140
    Capital expenditures, excluding acquisitions.............................................        (108,499)
    Capitalized interest.....................................................................          (3,675)
    Proceeds from sale of fixed assets.......................................................           6,208
    Change in deferred acquisition costs, notes receivable, and other........................          (9,914)
                                                                                               ------------------
Cash used for investing activities...........................................................         (57,533)
                                                                                               ------------------
Financing activities --
    Net proceeds from exercise of stock options..............................................             209
    Change in disbursement account...........................................................         (10,072)
    Proceeds from long-term debt, net of issuance costs......................................         369,682
    Payments of long-term debt...............................................................        (478,504)
                                                                                               ------------------
Cash used for financing activities...........................................................        (118,685)
                                                                                               ------------------
Increase in cash and cash equivalents........................................................          79,286
Cash and cash equivalents, beginning of period...............................................         100,999
                                                                                               ------------------
Cash and cash equivalents, end of period.....................................................  $      180,285
                                                                                               ==================



                          ALLIED WASTE INDUSTRIES, INC.
                               Summary Data Sheet
                   (amounts in thousands, except percentages)
                                   (unaudited)

                                                                  For Three Months       For the Twelve
                                                                       Ended              Months Ended
                                                                 December 31, 2002      December 31,2002
                                                                 -------------------    -----------------
 Free Cash Flow:
       EBITDA..................................................   $      444,024         $    1,752,527
       Other non-cash items:
          Closure and post-closure provision...................           17,564                 70,786
          Doubtful accounts....................................            4,723                 18,528
          Gain on sale of fixed assets.........................             (506)                (7,074)
          Gain on divestiture of assets........................           (9,339)                (9,339)

 Less: Cash interest............................................        (233,067)              (803,519)
       Cash taxes...............................................           8,913                  1,102
       Closure, post-closure and environmental expenditures.....         (49,229)              (104,952)
       Capital expenditures, excluding acquisitions.............        (108,499)              (542,324)
       Changes in working capital...............................          54,946                106,534
       Remove change in accrued interest and accrued taxes from
         working capital........................................          22,279                 (5,663)
                                                                 -------------------    -----------------

 Free cash flow ................................................         151,809                476,606

       Expenditures against non-recurring acquisition accruals...        (18,956)               (88,655)
       Market development and other investing activities, net....         54,641                 39,169
       Debt issuance costs.......................................         (7,792)                (7,792)
       Increase in cash..........................................        (79,286)               (21,444)
       Accretion and other.......................................         (3,272)               (20,419)
                                                                  -------------------    -----------------
       Decrease in debt.......................................... $       97,144          $     377,465
                                                                  ===================    =================


 Debt balance at beginning of period............................. $    8,979,312         $    9,259,633
 Change in debt..................................................        (97,144)              (377,465)
                                                                 -------------------    -----------------
 Debt balance at end of period................................... $    8,882,168         $    8,882,168
                                                                 ===================    =================



                                                                         At December 31, 2002
                                                                     -------------------------

Capital Structure:
Long-term debt (including current portion).........................      $      8,882,168
Equity (including series A senior convertible preferred stock).....             1,936,002
                                                                    --------------------------
  Debt to total capitalization.....................................                  82.1%
                                                                    --------------------------



                          ALLIED WASTE INDUSTRIES, INC.
                          SUMMARY LIQUIDITY DATA SHEET
                              (amounts in millions)
                                   (unaudited)

Debt Maturity Schedule as of December 31, 2002:



                 Debt                   2003        2004      2005       2006         2007       2008      Thereafter        Total
--------------------------------  -----------  --------- ---------  ----------  ----------- ----------    ------------    ----------
Revolving Credit Facility........  $     --     $    --   $    --   $      --    $     --    $     --     $        --     $      --
Tranche A term loan..............        --       374.1     525.0          --          --          --              --         899.1
Tranche B term loan..............        --         --         --       670.9          --          --              --         670.9
Tranche C term loan..............        --         --         --          --       805.1          --              --         805.1
6.10% BFI Senior notes (1).......     156.7          --        --          --          --          --              --         156.7
7.375% Senior notes..............        --       225.0        --          --          --          --              --         225.0
7.875% BFI Senior notes..........        --          --      69.5          --          --          --              --          69.5
7.625% Senior notes..............        --          --        --       600.0          --          --              --         600.0
8.875% Senior notes ............         --          --        --          --          --       600.0              --         600.0
8.50% Senior notes .............         --          --        --          --          --       750.0              --         750.0
6.375% BFI Senior notes..........        --          --        --          --          --       161.2              --         161.2
7.875% Senior notes due 2009.....        --          --        --          --          --          --           875.0         875.0
10.00% Senior Sub Notes
  due 2009.......................        --          --        --          --          --          --         2,000.0       2,000.0
9.25% Senior notes due 2012......        --          --        --          --         --           --           375.0         375.0
9.25% BFI debentures due 2021....        --          --        --          --          --          --            99.5          99.5
7.40% BFI debentures due 2035....        --          --        --          --          --          --           360.0         360.0
Other Debt.......................       6.8         4.7      14.9         5.1         0.8         0.3           296.2         328.8
                                   ----------  --------- ---------  ----------  ----------- ----------    ------------    ----------
Total principal due..............  $  163.5     $ 603.8   $ 609.4   $ 1,276.0    $  805.9    $1,511.5     $   4,005.7     $ 8,975.8
Discount, net....................                                                                                             (93.6)
                                                                                                                        ------------
 Total debt  balance .............                                                                                       $  8,882.2
                                                                                                                       =============

 (1) Amount was repaid on January 15, 2003.


                          ALLIED WASTE INDUSTRIES, INC.
                                  2003 OUTLOOK
                                   (unaudited)

Outlook for Full Year 2003

The following is based on the assumption that economic conditions in 2003 will be similar to those in 2002, and reflects the adoption of Statement of Financial
Accounting  Standard  No.  143 (SFAS  143),  "Accounting  for  Asset  Retirement
Obligations."

                                                 Initial          Impact of
(in millions)                                   Outlook         SFAS 143 (1)     Outlook
                                              ---------------  ---------------- ------------
Revenue.....................................  $     5,500      $         --     $     5,500
                                              ===============  ================ ============

EBITDA                                         $    1,749      $         26     $     1,775
     Non-cash items (2).....................           91               (26)             65
     Cash interest..........................         (735)               --            (735)
     Cash taxes.............................          (80)               --             (80)
     Closure, post-closure
       and environmental....................         (115)               20             (95)
     Capital expenditures...................         (500)              (20)           (520)
     Change in working capital (3)..........          (30)               --             (30)
                                              ---------------  ---------------- ------------
Free cash flow..............................          380                --             380
     Decrease in cash and other.............           40                --              40
                                              ---------------  ---------------- ------------
Cash available for debt repayment...........  $       420       $        --     $       420
                                              ===============  ================ ============

Estimated debt at end of year...............  $     8,462                        $    8,462
                                              ===============                   ===========

(1) Effective date for SFAS 143 is January 1, 2003.

(2) Includes closure and post-closure accretion and the provision for allowance for doubtful accounts, which are non-cash in nature, but are included in EBITDA.

(3) Includes approximately $55 million of expenditures against BFI acquisition related accruals.

Allied Waste's outlook for 2003 also assumes the following:

o An effective interest rate for the full year of approximately 9%. An effective tax rate for the full year of approximately 42%.

o Consistent with the historical quarterly results of the business, the first quarter of 2003 is expected to reflect the normal seasonal downturn, followed by a positive upswing in the second and third quarters, and a downturn again in the fourth quarter.



Adoption of SFAS 143

Statement of Financial Accounting Standard No. 143 (SFAS 143), "Accounting for Asset Retirement Obligations" will modestly impact how we account for closure and post-closure obligations related to our landfills, but will have no impact on the cash requirements related to those obligations.

SFAS 143 does not change the basic tenant that the waste industry has historically followed for accounting for these types of obligations. In general, the industry has followed the accounting practice of recognition of a liability on the balance sheet and related expense as landfill capacity is consumed to match operating costs with revenues. We refer to this practice as "life of site" accounting. For the most part, "life of site" accounting will still be followed. SFAS 143 was promulgated for those industries and companies that did not recognize asset retirement obligations and to create consistency in accounting principles.

For Allied the adoption of SFAS 143 somewhat changed the mechanics of calculating landfill obligations and the classification of where amounts are recorded in the financial statements. Capping, closure and post-closure are no longer accrued through a charge to cost of operations, but rather by an increase to landfill asset. The costs for capping, closure and post closure are then charged to the income statement through the amortization of the landfill asset. The amortizable landfill asset includes (i) landfill development costs incurred,
(ii) landfill development costs expected to be incurred over the life of the landfill, (iii) capping, closure and post-closure liability already recorded, and (iv) the cost estimates for future capping, closure and post-closure. The landfill asset is amortized on a per unit basis over the life of the landfill as waste is accepted, with one exception. The exception is for capping costs, which for both the recognition of the liability and the amortization of the capping asset is based instead on the estimated costs to be incurred and tons consumed for the specific capping event, instead of the entire site. This is a change for Allied, but done in the spirit of conforming with other waste industry companies.

The capping, closure and post-closure liability continues to be recorded on a discounted basis, but the discount rate has changed from the previous risk-free rate of 7%, to a credit-adjusted risk-free rate of 9%. Additionally, cost estimates for performing the capping, closure and post-closure are now required to reflect the cost of having a third party perform the tasks. The final change to our historical accounting practice was to move the cost of methane gas collection systems from a closure cost to a capital cost of constructing the landfill. This change was made in favor of a consistent industry methodology. It should be noted, however, that this will cause a reclassification to capital expenditures of approximately $20 million of 2003 estimated methane gas collection systems expenditures that we would have historically reported as closure and post-closure expenditures in our free cash flow.

The annual result of adopting SFAS 143 for Allied is expected to be: a net decrease of approximately $26 million in cost of operations, consisting of a decrease of approximately $36 million of capping, closure, and post-closure expense that will now be reflected as amortization expense, offset by approximately $10 million of additional accretion expense due to the change in discount rate from a 7% risk-free rate to a credit-adjusted risk-free rate of 9%.

Offsetting this $26 million benefit to EBITDA is an increase in amortization expense of approximately $51 million due to the recognition of capping, closure, and post-closure expense through amortization instead of cost of operations as discussed above and an increase in the amortization expense due to the change in the methodology related to the capping events. Because the discount period for the capping events has been shortened to the life of the capping event, rather than the life of the landfill, the discounted capitalized costs are higher and thus, the amortization expense will increase.

The change to third party cost estimates is expected to have a minimal impact to us as the vast majority of these tasks have always been economically performed by third parties and thus had already been reflected in our cost basis. Similarly, the change of moving the costs for the methane gas collection systems from a closure cost to a landfill development costs is also expected to have only a minor negative impact.

The reduction to after-tax earnings is expected to be approximately $15 million, or approximately $0.08 per share and our average cost per ton, including accretion, is expected to increase approximately 10% as a result of the adoption of SFAS 143.

Additionally, we expect our balance sheet to reflect a decrease in the capping, closure, and post-closure liability of approximately $57 million, half of which is reclassification of amounts to other long term obligations that no longer fit the definition of retirement obligations under the new pronouncement. The net landfill asset is expected to decrease approximately $30 million, reflective of an increase to the accumulated amortization, and the cumulative impact to shareholders equity for the change in accounting is expected to be minimal. As such, total assets and total liabilities are expected to each be reduced by approximately $30 million, or 0.2% of our balance sheet.

Other Information
-----------------
Free cash flows consists of EBITDA, as defined below, plus non-cash items, less cash outflows for interest, taxes, capital expenditures (excluding acquisitions), changes in working capital (including expenditures for non-recurring acquisition accruals and excluding accrued interest and taxes), and closure, post closure and environmental expenditures. We use free cash flow to provide useful information regarding cash generated from our operations to service our debt after cash requirements for capital expenditures. Free cash flow is not a measure of and should not be construed as an alternative to the statement of cash flows, which is prepared in accordance with generally accepted accounting principles (GAAP). This method of calculation may differ from similarly titled measures used by other companies.

EBITDA is a non-GAAP financial measure defined as operating income plus depreciation and amortization. We use EBITDA to provide information regarding our ability to meet debt service, capital expenditures and working capital requirements. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. This method of calculation may differ from similarly titled measures used by other companies.

Safe Harbor for Forward Looking Statements
------------------------------------------
This Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward looking statements in this press release include, among others, statements regarding: (a) our "Outlook for Full Year 2003", including but not limited to estimates of revenue, free cash flow, EBITDA and debt repayment, and all assumptions underlying our 2003 Full Year Outlook; (b) our expectations for effective interest rate and effective tax rate in 2003; (c) our expectations related to the variations of quarterly results; and (d) our expectations related to the impact of the adoption of SFAS 143.

These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) continuing weakness in the U.S. economy in 2003 may cause a decline in the demand for the Company's services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and its market development efforts, which may cause significant increases in our waste disposal expenses; (3) a change in interest rates or a reduction in the Company's cash flow could impair our ability to service and reduce its debt obligations; (4) volatility in interest rates may, among other things, affect earnings due to possible mark to market changes on certain interest rate hedges; (5) divestitures by us may not raise funds exceeding financing needed for acquisitions in 2003 or may not occur at all; (6) severe weather conditions could impair our operating results; (7) we may be unable to refinance our indebtedness and/or execute our financing plan; (8) the covenants in our credit facilities and indentures may limit our ability to operate our business; (9) we could be unable to obtain required permits; (10) we may be unable to raise additional capital to meet our operational needs; (11) increases in post-closure costs could result in an increase in our operating costs; (12) we may be unable to obtain financial assurances; (13) the loss of services of a member of senior management; (14) government regulations may increase the cost of doing business; (15) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; and (16) potential increases in commodity and fuel prices may make it more expensive to operate our business.

Other factors which could materially affect such forward-looking statements can be found in the Company's periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management's Discussion and Analysis in Allied's Form 10-K for the year ended December 31, 2001. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                          ALLIED WASTE INDUSTRIES, INC.


                             By: /s/ THOMAS W. RYAN
             ------------------------------------------------------
                                 Thomas W. Ryan
               Executive Vice President & Chief Financial Officer



Date:  February 13, 2003